Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 27, 2011, relating to the consolidated financial statements of Cryoport, Inc., appearing in the Annual Report on Form 10-K of Cryoport, Inc. for the year ended March 31, 2011.
/s/ KMJ Corbin & Company LLP
Costa Mesa, California
October 4, 2011